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                                                                   EXHIBIT 10.1




EXCLUISVE MARKETING AND TECNOLOY AGREEMENT BETWEEN RELIABLE POWER SYSTMES INC. AND PERFECT POWER SYSTEMS INC.

4-10-01

Reliable Power Systems Proposal for the Exclusive sales and marketing of the Seamless Power Machine.

Reliable Power Systems, Inc., ("RPSI"), desires to enter into an exclusive relationship with Perfect Power Systems, Inc. ("Perfect Power"), to sell and market the Patented Seamless Power Machine, (SPM), patent numbers, 6204572 and 6020657. The exclusive basis for this agreement covers all sales channels and OEM potentials. This understanding also is based with the agreement that Perfect Power or On-Line Power will not attempt to sell the SPM under any other Logo's or product names. RPSI understands the Patented nature of this product and will sell it with the full commitment to protect Perfect Power's patent. The commitment from RPSI to pre-purchase SPM's from Perfect Power is based on the exclusivity of the SPM to RPSI and if violated by Perfect Power will be considered an immediate breach of this agreement. Perfect Power's current projects are listed below. In the case where RPSI receives the Purchase Order on named projects, both companies will split the gross profit minus commissions, taxes or freight, as defined later in this contract. The projects known to RPSI are as follows: Dana Corp, Eastern Missouri Location, Intel's San Francisco four module parallel project, which was generated by Mike Warner, Above Net single module system designed by Mike Mossman of CCG Inc. Invinsis Show room, single module, and other projects that were quoted within the last ninety days by Perfect Power and submitted in writing to RPSI within 15 days of signing this agreement.

In the event Perfect Power refers a customer for the SPM to RPSI that produces a sale, the actual purchase order from the customer will be used to determine the gross profit over the purchase price from Perfect Power to RPSI. The gross profit minus any taxes and commissions including freight will be divided between the two companies, with 60 percent going to RPSI and 40 percent to Perfect Power.

This contract shall remain in effect for a minimum of 24 months, and can be extended by mutual agreement between RPSI and Perfect Power.

The SPM will be built to the specifications as defined by attachment A of this agreement. The cost of the SPM between RPSI from Perfect Power is firm for the contract period. RPSI desires to sell the complete product line of SPM's with pricing for all available models currently under production. The price per unit will be exclusive of freight, which will be handled directly by RPSI.






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The price per unit will be determined based upon the specifications of each unit. RPSI agrees that the total purchase price for the full 65 unit commitment will be at a minimum of at least $24,000,000.

The first order for the initial five units will be produced by Perfect Power within twenty two weeks from receipt of approved drawings. The second purchase release will be for units 6 through 25, with the third release being for units 26 through 46, with the final release for units 47 through 65. This release schedule will allow for the full 65 unit commitment to be produced and shipped within the twenty four month contract period.

 The payment terms will be per the standard terms for Perfect Power as defined by attachment B with this contract. This agreement should include the units from 500 kva though 1250 kva. Pricing for the 500 and 750 kva units will be negotiated as a separate attachment to this contract. When other unit sizes become available during the contract period they will be offered to RPSI based on the existing pricing model of cost per kva. This is with the understanding that the cost per kva goes down with units of larger sizes.

The commitment to pre-purchase SPM units is based on timely manufacturing production cycles, (typically 18-22 weeks after release of an order by RPSI, including the payment terms as defined in this agreement to Perfect Power), firm delivery dates, and with the final testing preformed by authorized RPSI personal. In the event a unit fails to meet its specifications, then Perfect Power will correct the deficiency within a reasonable time frame, not to exceed three weeks, or that unit can be declared unacceptable and removed form the pre purchased agreement commitment.


The first commitment of products from Perfect Power for RPSI will be for the 1250 kva units with standard enclosure, as shown in the current SPM literature (The shuttle design). It will include all monitoring options, including color display with touch screen, RS 232, 422 and 485 communication interface. The SPM's will be provided with the input, output and by-pass breakers. RPSI will not accept any units built as prototypes or Alpha or Beta units currently in Perfect Powers inventory. The first five units will be built and readied for approval and acceptance by RPSI personnel, when completed and approved the second order will be released, and the approval and released cycle will continue until all 65 units are completed and accepted. The actual delivery schedule is defined later in this contract. Additional units may be required in excess of the original units and will be released per a rolling forecast that will be updated at least twice per month. The delivery of the additional units will be based upon 18-20 weeks from order release to Perfect Power.



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Perfect Power will provide to RPSI a service commitment with OEM pricing that will allow both companies to receive revenues. The service pricing will be compared to other Battery-Less Systems for price comparison and will be competitive. Perfect Power will additionally guarantee on site service within the industry standards of timely performance, typically phone response within two hour of an incoming service call and on site within one day, warranty service and the stocking of all necessary spare parts to insure fast and accurate on site repairs.

 All service personal must be trained on the SPM and be provided with complete service manuals and wiring diagrams. Copies of this information will be provided to RPSI as part of this agreement. The pricing for the service offer must be approved by RPSI before the first systems are put into production and the initial payment is made to Perfect Power.

In the event that Perfect Power fails to respond to a customer service problem in either a timely manor, not to exceed sixty days, or fails to adequately repair the unit within the sixty day time period, or the unit cannot be repaired, Perfect Power will replace the defective components or the entire unit, if necessary, and loan the customer if desired a back up generator. RPSI will return at its cost the defective parts to Perfect Power at its factory, and Perfect Power aggress to send the replacement part to the customer site at its costs.

RPSI Systems will produce a Marketing plan that will offer to both companies the fastest and broadest based attack for the market potential of the SPM product line. This plan will be sent to Perfect Power as part of this total offering from PPSI. The marketing plan includes direct advertising in the major market target areas such as newspaper ads, specialize ads in the trade journals, direct market mailers for the Industrial, Hospital, Data, Telecom, and Utility areas. The market plan will immediately push sales in the California and other electrical vulnerable markets. This plan will include packaged solutions to the quality power market that will cover the broadest possible customer base. Reliable Power is currently contracting with both a Web Site designer and an advertising agency to insure a professional advertising campaign.




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RPSI and Perfect Power as part of this agreement mutually agree not to hire directly or indirectly through third parties, current employees or from either company, or employees that choose to leave employment of either company or are terminated for cause by either company. Should an employee obtain a written release form this contractual clause; both companies must agree in writing that an individual employee is exempt from this condition.

RPSI also desires to include other On-Line Power products currently listed in the OLP customer catalog. RPSI is requesting On-Line Power to provide a separate pricing discount structure for the complete OLP product offering. RPSI would like to private label this offering as to insure no potential channel conflict with your current sales force.

This agreement is the only contract between RPSI and Perfect Power, and will be controlled by Colorado law and both venue and jurisprudence shall be in Denver Colorado. In the event either party pursues a legal remedy in order to settle any disputes relating to this contract, the prevailing party shall be awarded costs, including without limitation, attorney's fees as deemed reasonable by the court.

We look forward to working with you in this exciting relationship and getting this agreement off to a mutual beneficial result.



Regards,




Tom Wiens
Chairman & CEO
Reliable Power Systems Inc.

c.c.     Matt Essig
         Director of Operations
         Reliable Power Systems Inc.





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If the terms of this letter agreement are acceptable to you, please sign on behalf of both Perfect Power and On-Line Power and return a copy to me.

Perfect Power Systems, Inc.


By:
   ---------------------------------

Date:
     -------------------------------


On-Line Power, Inc.


By:
   ---------------------------------

Date:
     -------------------------------



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